UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 11, 2011
DEVELOPERS DIVERSIFIED REALTY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Ohio	1-11690	34-1723097

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 755-5500
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Wolstein Departure
     Effective April 11, 2011, Scott A. Wolstein resigned from the Board of Directors (the “Board”) of Developers Diversified Realty Corporation (the “Company”) and will no longer serve as Executive Chairman of the Board. Mr. Wolstein will remain employed by the Company through July 1, 2011.
     Mr. Wolstein will receive certain payments and other benefits from the Company in connection with his termination of employment without cause pursuant to his Employment Agreement, dated as of July 29, 2009, with the Company (the “Employment Agreement”). Mr. Wolstein is also entitled to certain benefits pursuant to the Company’s current equity and other benefit/retirement plans. These payments and benefits include: $7,871,719 as a contractual severance payment; one year of health benefits; the vesting of 94,387 Company shares previously earned and granted to Mr. Wolstein in accordance with the Company’s current equity plan; a cash payment in lieu of Company shares previously earned and granted to Mr. Wolstein in an amount equal to his statutory minimum termination withholding tax obligations for his equity awards; $160,000 in connection with his waiver to stand for re-election to the Board at the Company’s 2011 Annual Meeting; $300,000 in satisfaction of the Company’s obligation to provide continuing office support; and $30,000 for the fees of legal and other advisors.
Amended and Restated Employment Agreements with Messrs. Oakes, Freddo and Kokinchak
     On April 12, 2011, the Company entered into an amended and restated employment agreement with each of Mr. David J. Oakes, the Company’s Senior Executive Vice President and Chief Financial Officer, Mr. Paul W. Freddo, the Company’s Senior Executive Vice President of Leasing & Development, and Mr. John S. Kokinchak, the Company’s Senior Executive Vice President & Chief Administrative Officer (the “New Agreements”). The New Agreements supersede in their entirety the prior employment agreements, dated as of December 29, 2008 (collectively, the “Old Employment Agreements”) between the Company and each of Messrs. Oakes, Freddo and Kokinchak (the “Executives”).
     The primary material changes in the New Agreements as compared to the Old Employment Agreements are the following, consistent with current best pay practices:
     Fixed Term. The term of each New Agreement is a set period that runs from April 12, 2011 through December 31, 2012 (the “Contract Period”), which change eliminates the “evergreen” automatic renewal feature contained in the Old Employment Agreements.
     Elimination of Excise Tax Gross-Ups. The New Agreements eliminate all excise tax gross-up provisions in the Old Employment Agreements and the Executives’ prior change in control agreements as described below.

     Increase in Threshold for Change in Control. The New Agreements incorporate the change in control provisions previously contained in a separate agreement with each of the Executives (as referenced below) and increase the threshold required to constitute a change in control from an acquisition of 20% of the voting power of the Company’s securities to 30% of the voting power of the Company’s securities without the prior consent of the Board.
     Reduction in Severance Payment Upon a Change in Control. The New Agreements reduce the severance payable to an Executive upon a “Triggering Event” following a “Change in Control” (as such terms are defined in the New Agreements) from two times annual base salary and two times annual bonus at the maximum level to two times annual base salary and two times annual bonus at the target level.
     Except as otherwise noted below, the remaining material terms of the New Agreements are substantially similar to the Old Employment Agreements and/or reflect existing Company practices under the Old Employment Agreements, as follows:
     Base Compensation and Benefits. The New Agreements provide for minimum base salaries, subject to increases approved by the Executive Compensation Committee of the Board (the “Committee”), of $475,000 for Mr. Oakes, $400,000 for Mr. Freddo and $310,000 for Mr. Kokinchak. The Executives are entitled to participate in the Company’s broad-based retirement, health and other benefit plans and equity plans and programs generally available to the Company’s senior executive officers. Each of the Executives is entitled to payment by the Company for regular membership fees, assessments and dues for a local country club and to be reimbursed by the Company for reasonable business expenses incurred at the country club or for other business activities.
     Annual Performance-Based Cash Bonus. Consistent with the Old Employment Agreements, the New Agreements provide that the Executives are entitled to annual performance-based cash bonuses equal to a percentage of their year-end base salaries as determined by the Committee. The respective threshold, target and maximum annual cash bonus opportunities, as a percentage of year-end base salary, for the Executives are: Mr. Oakes, 50%, 75% and 150%; Mr. Freddo, 50%, 75% and 125%; and Mr. Kokinchak, 50%, 75% and 125%. The Committee will, from time to time, establish the performance factors and criteria relevant for determination of such annual cash bonuses. There are no guaranteed annual cash bonuses under the New Agreements.
     Annual Equity Award. Consistent with past Company practices under the Old Employment Agreements, the New Agreements also provide that if the Executives earn an annual cash bonus for an applicable year, the Executives will also receive an annual equity award for the year. The annual equity award will be in an amount equal to a percentage of the Executives’ year-end base salaries plus annual cash bonus as determined by the Committee. The respective threshold, target and maximum annual equity award opportunities, as a percentage of year-end base salary plus annual cash bonus, for the Executives are: Mr. Oakes, 50%, 75% and 150%; Mr. Freddo, 25%, 50% and 100%; and Mr. Kokinchak, 25%, 50% and 100%. The performance factors and criteria relevant for determination of such annual equity awards will be the same as those established for the annual cash bonus for the relevant year. There are no guaranteed annual equity awards under the New Agreements.

     Employment Termination. Each New Agreement may be terminated under a variety of circumstances, including the Executive’s total disability or death, for “cause” (as defined in the New Agreements) by the Board if the Executive engages in certain specified conduct, without cause by the Board or for “good reason” (as defined in the New Agreements) by the Executive, or without good reason by the Executive.
     Termination Payments. If an Executive is terminated by the Board without cause or the Executive terminates his employment for good reason during the Contract Period (and the termination is not in connection with a Change in Control (as defined in the New Agreements)), he is entitled to receive: (1) accrued but unpaid base salary and his prior year’s annual cash bonus to the extent not paid; (2) a lump sum severance amount equal to one times the Executive’s base salary as of the termination date plus one times his target annual cash bonus opportunity for the year in which the termination date occurs (and eliminating the pro rata bonus calculation under the Old Employment Agreements); and (3) one year of continued health, dental and vision coverage. The New Agreements also provide for one year of reasonable outplacement services as compared to the Old Employment Agreements. The severance payment is subject to the Executive’s execution of a release of claims in favor of the Company.
     If an Executive is terminated by reason of his death or disability during the Contract Period, he is or his estate or beneficiaries are, as applicable, entitled to receive: (1) accrued but unpaid base salary and his prior year’s annual cash bonus to the extent not paid; (2) a lump sum severance amount equal to one times the Executive’s base salary as of the termination date plus one times his target annual cash bonus opportunity for the year in which the termination date occurs; and (3) one year of continued health, dental and vision coverage. The severance payment is subject to the execution of a release of claims in favor of the Company in the event of an Executive’s death.
     Under the New Agreements, the following payments and benefits are payable by the Company to the Executive if a Triggering Event occurs within two years following a Change in Control while the Executive is employed by the Company: (1) accrued but unpaid base salary and his prior year’s annual cash bonus to the extent not paid; (2) a lump sum severance amount equal to two times the Executive’s base salary as of the termination date plus two times his target annual cash bonus opportunity for the year in which the termination date occurs; (3) 18 months of continued health, dental and vision coverage (as compared to two years of coverage under the prior change in control agreements); and (4) one year of reasonable outplacement services.
     Other Terms and Provisions. The New Agreements also contain customary confidentiality, non-solicitation and noncompetition covenants.
Prior Change in Control Agreements with Messrs. Oakes, Freddo and Kokinchak
     The New Agreements supersede and terminate in their entirety the Executives’ prior change in control agreements, dated as of December 29, 2008, with the Company.

Indemnification Agreements with Executive Officers
     On April 12, 2011, the Company’s current executive officers executed the Company’s standard form of indemnification agreement, a description of which is included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on
April 7, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ David J. Oakes
David J. Oakes
Senior Executive Vice President and Chief Financial Officer

Date: April 15, 2011